FERRO REPORTS THIRD QUARTER ADJUSTED EARNINGS FROM CONTINUING OPERATIONS OF $0.24 PER SHARE

•	Value-Added Sales Increase 18% on a Constant Currency Basis, Including Recently Acquired Vetriceramici and Nubiola Businesses

•	Profitability Metrics Continue to Improve:
o	Adjusted Gross Profit Margin Increases to 28.3% from 27.5%
o	Adjusted EBITDA Margin Improves to 17.3% from 12.7%
o	Adjusted Return on Invested Capital Increases to 12.8% from 11.1%

•	Company Affirms Full-Year 2015 Adjusted EPS from Continuing Operations Guidance of $0.82 - $0.87

CLEVELAND, Ohio – November 4, 2015 – Ferro Corporation (NYSE: FOE, the “Company”) today reported results for the third quarter ended September 30, 2015.  Third quarter income from continuing operations attributable to common shareholders was $0.17 per diluted share compared with a loss of $0.03 per diluted share in the third quarter of 2014.  On an adjusted basis, earnings per diluted share were $0.24, versus $0.16 for the third quarter of 2014.  The results in both years include charges relating to restructuring activities and other one-time items, and in the third quarter of 2014, costs associated with the refinancing of the Company’s debt.  Please refer to the supplemental tables at the end of this release for additional information concerning adjusted financial results.

Third quarter 2015 net sales were $279 million, compared with $276 million in the third quarter of 2014.  Value-added sales, which exclude precious metal sales, were $271 million in the third quarter of 2015, an increase of 2% versus the same period last year.  The increase in value-added sales was primarily driven by sales from the recently acquired Vetriceramici and Nubiola businesses, which contributed approximately $45 million in sales.  The sales contribution from the acquisitions was largely offset by the adverse impact of foreign currency translation.

On a constant currency basis, adjusting for the impact of changes in foreign currency, value-added sales increased by 18%, with sales from the recent acquisitions accounting for much of the increase.  Excluding the contribution from acquisitions, value-added sales for Ferro’s legacy business declined by 2%, due to lower sales in the Performance Coatings segment.  On a constant currency basis, gross profit improved by approximately $13 million with both the legacy business and the acquisitions contributing to the growth.

Adjusted earnings for the third quarter of 2015 benefited from increased sales and improved gross profit, lower selling, general and administrative (“SG&A”) expenses and lower interest expense.

Peter Thomas, Chairman, President and Chief Executive Officer, commented, “Results for the quarter were generally in line with our expectations, despite difficult economic conditions and continuing challenges in certain markets where we do business.  We continue to hold the line on costs while pursuing both organic and inorganic growth opportunities, resulting in a 50% increase in adjusted diluted earnings per share for the third quarter.

“Looking ahead to the fourth quarter, we anticipate a continuation of the recent challenging economic conditions.  In addition, we expect customers in certain regions will reduce manufacturing activity near the end of the year and reduce their inventory levels.  Given this outlook, we expect the legacy business, on a constant currency basis, will be down 1% - 2% in the fourth quarter, primarily due to lower sales in the Performance Coatings segment, driven by weak demand in our legacy tile coatings business.  We expect this modest decline to be offset by $40 million - $45 million in sales from our recent acquisitions of Vetriceramici and Nubiola.  Given the difficult business conditions anticipated in the fourth quarter, we expect full-year adjusted diluted EPS will be at the low-to-mid point of the range of our prior guidance of $0.82 - $0.87.”

2015 Third-Quarter Results

Ferro reported net sales of $279 million in the third quarter of 2015, compared with net sales of $276 million in the third quarter of 2014.  Value-added sales, which exclude precious metal sales, were $271 million in the third quarter of 2015 versus $265 million in the third quarter of the prior year.  Consolidated value-added sales increased by 18%, on a constant currency basis, as a result of contributions from the Vetriceramici and Nubiola acquisitions and organic growth in the legacy Pigments, Powders and Oxides and Performance Colors and Glass segments. Constant currency organic growth in these two segments was offset by continued weakness in the tile coatings business within the Performance Coatings segment.

Vetriceramici, a producer of coatings for high-end ceramic tile, which Ferro acquired in December 2014, contributed $15 million to value-added sales growth in the quarter, while Nubiola, a producer of pigments for the coatings and plastics industries, which was acquired in July 2015, contributed $30 million.  Almost all of Vetriceramici’s sales are reported in the Performance Coatings segment; Nubiola’s sales are reported in the Pigments, Powders and Oxides segment.  Excluding the contribution from acquisitions, value-added sales in Ferro’s legacy business declined by 2%, due to lower sales in the Performance Coatings segment.

Gross profit was $77 million for the quarter compared with $73 million for the third quarter of 2014.  The adjusted gross profit margin, as a percent of value-added sales, for the third quarter of 2015 was 28.3%, compared with 27.5% in the prior-year period.  Included in the third quarter of 2015 is a nonrecurring purchase accounting adjustment of approximate $6 million related to the acquired Nubiola inventory.  Excluding this item, the adjusted gross profit margin was approximately 30.5%.

SG&A expenses were $48 million in the third quarter of 2015 compared with $52 million in the prior-year quarter.  Excluding special items in both periods, adjusted SG&A expenses declined by $4 million to $44 million from $48 million.  On a constant currency basis, adjusted SG&A expenses increased approximately $2 million to $44 million in the third quarter of 2015, compared with $42 million in the same period last year.  Included in the third quarter of 2015 is approximately $7 million of incremental SG&A expenses associated with the Vetriceramici and Nubiola acquisitions.  On a constant currency basis, and excluding SG&A expenses associated with acquisitions, adjusted SG&A for the legacy business declined by approximately $6 million.  This reduction in SG&A expenses was driven primarily by lower incentive compensation expenses.

Income from continuing operations for the quarter ended September 30, 2015, was $16 million, or $0.17 per diluted share, compared with a loss of $3 million, or a loss of $0.03 per diluted share, in the third quarter of 2014.  Adjusted income attributable to common shareholders was $21 million, or $0.24 per diluted share, compared with $14 million, or $0.16 per diluted share, in the prior-year quarter.

The effective tax rate in the third quarter of 2015 was 19.6%.  On an adjusted basis, the effective tax rate for the third quarter of 2015 was 21.2%, compared with 36.0% in the same period last year.  The reported and adjusted effective tax rates for the third quarter of 2015 include certain discrete tax benefits.  Excluding these discrete items, the normalized, effective tax rates would be in the range of 27% - 28%.

Adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) were $47 million, compared with $34 million in the same period last year.  Adjusted EBITDA margins, as a percentage of value-added sales, were 17.3% in the third quarter of 2015 and 12.7% in the same period last year.  The adjusted return on invested capital (“ROIC”), excluding recent acquisitions, was 12.8% for the twelve-month period ending on September 30, 2015, compared with 11.1% for the year ending December 31, 2014.

Stock Repurchase

During the quarter, the Company purchased $7 million in shares of its common stock, or about 580,000 shares.  Since the quarter ended September 30, 2015, the Company has repurchased an additional $10 million in shares of common stock, or about an additional 880,000 shares and has approximately $8 million remaining on the current stock repurchase authorization, which was approved during the third quarter of 2015.  The Company’s Board of Directors has approved a follow-on share repurchase program under which the Company is authorized to repurchase up to an additional $25 million of the Company’s outstanding shares of commons stock on the open market, including through a Rule 10b5-1 plan, in privately negotiated transactions, or otherwise.

The timing and amount of any share repurchases will be determined by the Company’s management based on its evaluation of market and business conditions, share price, and other factors.  The share repurchase program does not obligate the Company to repurchase any dollar amount or number of common shares and may be suspended or discontinued at any time.

Outlook

The Company anticipates global economic conditions will remain challenging, particularly in certain countries where Ferro does business, including Indonesia, China, Brazil, Russia, and Ukraine.  Customers in certain regions are also expected to reduce manufacturing activity in the fourth quarter and reduce inventory levels to manage cash requirements.  In addition, the Company expects demand for tile products, more broadly, to continue to be soft, including in Europe and the Middle East and North Africa (“MENA”) region.

Given this outlook, the Company is reducing its sales expectation for the remainder of the year but is maintaining its prior full-year adjusted diluted EPS guidance of $0.82 - $0.87.

Ferro expects value-added sales in the fourth quarter to be approximately $255 million - $265 million.  Value-added sales, on a constant currency basis, are projected to decline by 1% - 2% for the legacy business, while acquisitions should add $40 million - $45 million in value-added sales.  For the fourth quarter of 2015, gross profit, as a percent of value-added sales, is expected to be in the range of 28.5% - 29.0%, and operating profit is expected to be in the range of 10.0% - 10.5% of value-added sales.  The Company anticipates the full-year effective tax rate will be approximately 25%.

For the year, the Company expects cash flow from continuing operations, excluding M&A activity and the stock repurchase program, to be in the range of $40 million - $50 million.

Al Salomi Acquisition

On September 3, 2015, the Company announced that it had signed a definitive agreement to acquire 100% of the equity of Egypt-based tile coatings manufacturer Al Salomi for Frits and Glazes (“Al Salomi”) on a cash-free and debt-free basis, for approximately $39 million in cash, subject to working capital and other customary adjustments.  The transaction is expected to close in the fourth quarter, subject to customary closing conditions.

Conference Call

The Company will host a conference call to discuss its third-quarter financial results and its current outlook for 2015 on Thursday, November 5, 2015, at 10:00 a.m. Eastern Time.  To listen to the call, dial 800-926-9795 if calling from the United States or Canada, or dial 212-231-2925 if calling from outside North America.  Please call approximately 10 minutes before the conference call is scheduled to begin.

An audio replay of the call will be available through noon Eastern Time on November 12.  To access the replay, dial 800-633-8284 if calling from the United States or Canada, or dial 402-977-9140 if calling from outside North America.  Use the program ID #21783939 to access the audio replay.

The conference call also will be broadcast live over the Internet and will be available for replay through November 30, 2015.  The live broadcast and replay can be accessed through the Investor Information portion of the Company’s Web site at www.ferro.com.  A podcast of the conference call also will be available on the site.

About Ferro Corporation

Ferro Corporation (http://www.ferro.com) is a leading global supplier of technology-based performance materials, including glass-based coatings, pigments and colors, and polishing materials. Ferro products are sold into the building and construction, automotive, appliances, electronics, household furnishings, and industrial products markets. Headquartered in Mayfield Heights, Ohio, the Company has approximately 4,740 employees globally and reported 2014 sales of $1.1 billion.

Cautionary Note on Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of Federal securities laws. These statements are subject to a variety of uncertainties, unknown risks, and other factors concerning the Company’s operations and business environment. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect the Company’s future financial performance include the following:

•	Ferro’s ability to complete acquisitions, effectively integrate the businesses and achieve the expected synergies (including the Al Salomi, Nubiola and Vetriceramici 5 transactions), as well as the acquisitions being accretive and Ferro achieving the expected returns on invested capital;
•	Ferro’s ability to successfully introduce new products or enter into new growth markets;
•	demand in the industries into which Ferro sells its products may be unpredictable, cyclical, or heavily influenced by consumer spending;
•	Ferro’s ability to successfully implement and/or administer its cost-saving initiatives, including its restructuring programs, and to produce the desired results;
•	currency conversion rates and economic, social, political, and regulatory conditions around the world;
•	the effectiveness of the Company’s efforts to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques;
•	the impact of interruption, damage to, failure, or compromise of the Company’s information systems;
•	the availability of reliable sources of energy and raw materials at a reasonable cost;
•	Ferro’s presence in certain geographic regions, including Latin America and Asia-Pacific, where it can be difficult to compete lawfully;
•	increasingly aggressive domestic and foreign governmental regulations on hazardous materials and regulations affecting health, safety and the environment;
•	sale of products into highly regulated industries;
•	limited or no redundancy for certain of the Company’s manufacturing facilities and possible interruption of operations at those facilities;
•	competitive factors, including intense price competition;
•	Ferro’s ability to protect its intellectual property or to successfully resolve claims of infringement brought against it;
•	the impact of operating hazards and investments made in order to meet stringent environmental, health and safety regulations;
•	management of Ferro’s general and administrative expenses;
•

Ferro’s multi-jurisdictional tax structure and its ability to reduce its effective tax rate, including the impact of the Company’s performance on its ability to utilize significant deferred tax assets;

•	the effectiveness of strategies to increase Ferro’s return on invested capital, and the short-term impact that acquisitions may have on return on invested capital;
•	stringent labor and employment laws and relationships with the Company’s employees;
•	the impact of requirements to fund employee benefit costs, especially post-retirement costs;
•	implementation of new business processes and information systems, including the outsourcing of functions to third parties;
•	exposure to lawsuits in the normal course of business;
•	Ferro’s borrowing costs could be affected adversely by interest rate increases;
•	restrictive covenants in the Company’s credit facilities could affect its strategic initiatives and liquidity;
•	Ferro’s ability to access capital markets, borrowings, or financial transactions;
•	liens on the Company’s assets by its lenders affect its ability to dispose of property and businesses;
•	risks and uncertainties associated with intangible assets;
•	Ferro may not pay dividends on its common stock in the foreseeable future;
•	amount and timing of any repurchase of common stock; and
•	other factors affecting the Company’s business that are beyond its control, including disasters, accidents and governmental actions.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on our business, financial condition and results of operations.

This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information, or circumstances that arise after the date of this release. Additional information regarding these risks can be found in our Annual Report on Form 10-K for the period ended December 31, 2014.

# # #

Company Contacts:

Investor Contact:

John Bingle, 216-875-5411

Treasurer and Director of Investor Relations

john.bingle@ferro.com

Media Contact:

Mary Abood, 216-875-5401

Director, Corporate Communications

mary.abood@ferro.com

Table 1

Ferro Corporation and Subsidiaries

Condensed Consolidated Statements of Operations (unaudited)

(Dollars in thousands, except per share amounts)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Net sales	$279,365	$275,754	$810,351	$850,698
Cost of sales	202,337	202,950	585,048	624,487
Gross profit	77,028	72,804	225,303	226,211
Selling, general and administrative expenses	48,417	51,716	150,568	152,345
Restructuring and impairment charges	3,844	1,521	5,469	7,829
Other expense (income):
Interest expense	3,877	3,635	10,137	12,819
Interest earned	(97)	(23)	(191)	(52)
Loss on debt extinguishment	-	14,352	-	14,352
Foreign currency losses (gains), net	1,203	(330)	5,758	1,043
Miscellaneous expense (income), net	467	(180)	705	4,038
Income before income taxes	19,317	2,113	52,857	33,837
Income tax expense	3,792	4,680	11,930	12,347
Income (loss) from continuing operations	15,525	(2,567)	40,927	21,490
(Loss) income from discontinued operations, net of income taxes	(19,086)	50,124	(28,688)	53,188
Net (loss) income	(3,561)	47,557	12,239	74,678
Less: Net income (loss) attributable to noncontrolling interests	498	92	(1,271)	49
Net (loss) income attributable to Ferro Corporation common shareholders	$(4,059)	$47,465	$13,510	$74,629

Earnings (loss) per share attributable to Ferro Corporation common shareholders:
Basic earnings (loss):
Continuing operations	$0.17	$(0.03)	$0.48	$0.25
Discontinued operations	(0.22)	0.58	(0.33)	0.61
	$(0.05)	$0.55	$0.15	$0.86

Diluted earnings (loss):
Continuing operations	$0.17	$(0.03)	$0.48	$0.24
Discontinued operations	(0.22)	0.58	(0.32)	0.60
	$(0.05)	$0.55	$0.16	$0.84
Shares outstanding:
Weighted-average basic shares	87,130	86,979	87,169	86,898
Weighted-average diluted shares	88,400	86,979	88,413	88,338
End-of-period basic shares	86,700	86,986	86,700	86,986

Table 2

Ferro Corporation and Subsidiaries

Segment Net Sales and Gross Profit (unaudited)

(Dollars in thousands)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Segment Net Sales
Performance Coatings	$128,745	$144,900	$404,991	$446,928
Performance Colors and Glass	92,168	102,727	290,361	312,127
Pigments, Powders and Oxides	58,452	28,127	114,999	91,643
Total segment net sales	$279,365	$275,754	$810,351	$850,698

Segment Gross Profit
Performance Coatings	$32,107	$31,198	$96,126	$102,437
Performance Colors and Glass	31,662	33,945	99,540	103,669
Pigments, Powders and Oxides	13,179	8,285	30,325	22,948
Other costs of sales	80	(624)	(688)	(2,843)
Total gross profit	$77,028	$72,804	$225,303	$226,211

Selling, general and administrative expenses	$48,417	$51,716	$150,568	$152,345
Restructuring and impairment charges	3,844	1,521	5,469	7,829
Other expense, net	5,450	17,454	16,409	32,200
Income before income taxes	$19,317	$2,113	$52,857	$33,837

Table 3

Ferro Corporation and Subsidiaries

Condensed Consolidated Balance Sheets (unaudited)

(Dollars in thousands)	September 30,	December 31,
	2015	2014
ASSETS
Current assets
Cash and cash equivalents	$69,493	$140,500
Accounts receivable, net	252,095	236,749
Inventories	193,051	158,368
Deferred income taxes	9,051	7,532
Other receivables	36,086	25,635
Other current assets	15,054	17,912
Current assets held-for-sale	16,844	27,087
Total current assets	591,674	613,783
Other assets
Property, plant and equipment, net	258,870	212,642
Goodwill	126,923	93,733
Intangible assets, net	87,070	57,309
Deferred income taxes	43,469	39,712
Other non-current assets	63,017	60,982
Non-current assets held-for-sale	23,728	18,737
Total assets	$1,194,751	$1,096,898

LIABILITIES AND EQUITY
Current liabilities
Loans payable and current portion of long-term debt	$9,788	$8,382
Accounts payable	130,092	129,236
Accrued payrolls	28,656	36,051
Accrued expenses and other current liabilities	62,021	53,133
Current liabilities held-for-sale	6,067	10,016
Total current liabilities	236,624	236,818
Other liabilities
Long-term debt, less current portion	416,491	303,629
Postretirement and pension liabilities	154,341	167,772
Other non-current liabilities	72,917	50,359
Non-current liabilities held-for-sale	2,134	2,304
Total liabilities	882,507	760,882
Equity
Total Ferro Corporation shareholders’ equity	304,012	324,384
Noncontrolling interests	8,232	11,632
Total liabilities and equity	$1,194,751	$1,096,898

Table 4

Ferro Corporation and Subsidiaries

Condensed Consolidated Statements of Cash Flows (unaudited)

(Dollars in thousands)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Cash flows from operating activities
Net income	$(3,561)	$47,557	$12,239	$74,678
Gain on sale of assets and business	300	(53,701)	1,288	(50,128)
Depreciation and amortization	16,145	8,219	32,877	31,465
Restructuring and impairment	11,314	7,193	11,282	12,156
Devaluation of Venezuela	-	-	3,343	1,094
Loss on extinguishment of debt	-	14,352	-	14,352
Accounts receivable	14,735	45,726	(3,022)	3,195
Inventories	(2,379)	7,943	(1,226)	(26,003)
Accounts payable	(8,134)	(11,757)	(9,645)	13,234
Other changes in current assets and liabilities, net	15,029	(8,458)	(5,757)	(7,542)
Other adjustments, net	(15,885)	(17,844)	(9,881)	(24,601)
Net cash provided by operating activities	27,564	39,230	31,498	41,900

Cash flows from investing activities
Capital expenditures for property, plant and equipment and other long lived assets	(9,697)	(8,191)	(36,251)	(40,996)
Proceeds from sale of businesses, net	-	88,337	-	88,337
Proceeds from sale of assets	19	156	144	5,911
Business acquisitions, net of cash acquired	(161,518)	(6,726)	(166,997)	(6,726)
Net cash (used in) provided by investing activities	(171,196)	73,576	(203,104)	46,526

Cash flows from financing activities
Net borrowings (repayments) under loans payable (1)	2,722	(432)	1,791	(42,529)
Proceeds from revolving credit facility	41,773	7,262	146,773	377,844
Principal payments on term loan facility	(750)	-	(2,250)	-
Proceeds from term loan facility	-	300,000	-	300,000
Principal payments on revolving credit facility	(30,737)	(104,831)	(30,737)	(387,049)
Repayment of 7.875% Senior Notes	-	(260,451)	-	(260,451)
Payment of debt issuance costs	-	(6,834)	-	(6,834)
Purchase of treasury stock	(6,998)	-	(6,998)	-
Other financing activities	(979)	(311)	(1,160)	54
Net cash provided by (used in) financing activities	5,031	(65,597)	107,419	(18,965)
Effect of exchange rate changes on cash and cash equivalents	(3,319)	(2,112)	(6,820)	(2,503)
(Decrease) increase in cash and cash equivalents	(141,920)	45,097	(71,007)	66,958
Cash and cash equivalents at beginning of period	211,413	50,189	140,500	28,328
Cash and cash equivalents at end of period	$69,493	$95,286	$69,493	$95,286

Cash paid during the period for:
Interest	$4,096	$11,737	$11,141	$23,863
Income taxes	$8,022	$3,171	$17,504	$4,329

(1)	Includes cash flows related to our domestic accounts receivable program and loans payable to banks.

Table 5

Ferro Corporation and Subsidiaries

Supplemental Information

Reconciliation of Reported Income to Adjusted Income

For the Three Months Ended September 30 (unaudited)

(Dollars in thousands, except per share amounts)	Cost of sales	Selling general and administrative expenses	Restructuring and impairment charges	Other expense, net	Income tax expense (benefit)	Net (loss) income attributable to common shareholders	Diluted (loss) earnings per share

	2015

As reported	$202,337	$48,417	$3,844	$5,450	$3,792	$(4,059)	$(0.05)
Special items:
Restructuring	-	-	(3,844)	-	1,370	2,474	0.03
Other[1]	284	(4,845)	-	-	727	3,834	0.04
Discontinued operations	-	-	-	-	-	19,086	0.22
Total special items[3]	284	(4,845)	(3,844)	-	2,097	25,394	0.29
As adjusted	$202,621	$43,572	$-	$5,450	$5,889	$21,335	$0.24

	2014

As reported	$202,950	$51,716	$1,521	$17,454	$4,680	$47,465	$0.55
Special items:
Restructuring	-	-	(1,521)	-	548	973	0.01
Other[1]	-	(4,206)	-	(14,352)	6,681	11,877	0.14
Taxes[2]	-	-	-	-	(3,919)	3,919	0.04
Discontinued operations	-	-	-	-	-	(50,124)	(0.58)
Total special items[3]	-	(4,206)	(1,521)	(14,352)	3,309	(33,354)	(0.39)
As adjusted	$202,950	$47,510	$-	$3,102	$7,989	$14,111	$0.16

(1)

Within “Selling, general and administrative expenses” in 2015, the adjustment primarily includes certain business development activities, and in 2014, the adjustment primarily includes certain business development activities and costs associated with certain reorganization projects.  Within “Other expense, net” in 2014, the adjustment is  debt extinguishment costs.

(2)

Adjustment of adjusted earnings to a normalized 36% tax rate in 2014.  In 2015, the tax rate reflects the reported tax rate, adjusted for pro forma adjustments being tax effected at the respective statutory rate where the item originated.

(3)	Due to rounding, total earnings per share related to special items does not always add to the total adjusted earnings per share.

It should be noted that adjusted income, earnings per share and other adjusted items referred above are financial measures not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP).  The adjusted income, earnings per share and other adjusted items presented above exclude certain special items including restructuring charges, certain business development activities, debt extinguishment costs and discontinued operations.  We believe this data provides investors with additional information on the underlying operations of the business and enables period-to-period comparability of financial performance.  In addition, these measures are used in the calculation of certain incentive compensation programs for selected employees.

Table 6

Ferro Corporation and Subsidiaries

Supplemental Information

 Reconciliation of Reported Income to Adjusted Income

For the Nine Months Ended September 30 (unaudited)

(Dollars in thousands, except per share amounts)	Cost of sales	Selling general and administrative expenses	Restructuring and impairment charges	Other expense, net	Income tax expense (benefit)	Net income (loss) attributable to common shareholders	Diluted earnings (loss) per share

	2015

As reported	$585,048	$150,568	$5,469	$16,409	$11,930	$13,510	$0.16
Special items:
Restructuring	-	-	(5,469)	-	1,855	3,614	0.04
Other[1]	(2,470)	(11,242)	-	(4,763)	4,661	13,814	0.16
Discontinued operations	-	-	-	-	-	28,688	0.32
Noncontrolling interest	-	-	-	-	-	(1,453)	(0.02)
Total special items[3]	(2,470)	(11,242)	(5,469)	(4,763)	6,516	44,663	0.50
As adjusted	$582,578	$139,326	$-	$11,646	$18,446	$58,173	$0.66

	2014

As reported	$624,487	$152,345	$7,829	$32,200	$12,347	$74,629	$0.84
Special items:
Restructuring	-	-	(7,829)	-	2,818	5,011	0.06
Other[1]	322	(6,650)	-	(19,526)	9,307	16,547	0.19
Taxes[2]	-	-	-	-	(166)	166	-
Discontinued operations	-	-	-	-	-	(53,188)	(0.60)
Noncontrolling interest	-	-	-	-	-	(461)	-
Total special items[3]	322	(6,650)	(7,829)	(19,526)	11,959	(31,925)	(0.35)
As adjusted	$624,809	$145,695	$-	$12,674	$24,306	$42,704	$0.49

(1)

Within “Cost of sales” in 2015, the adjustment primarily includes impacts of currency related items in Venezuela. Within “Selling general and administrative expenses” in 2015, the adjustment primarily includes certain business development activities, and in 2014, the adjustment primarily includes certain business development activities and costs associated with certain reorganization projects. Within “Other expense, net” in 2015, the adjustment primarily includes the impact of the loss on a foreign currency contract associated with the purchase of Nubiola and the impacts of currency related items in Venezuela, and it 2014, the adjustment primarily includes debt extinguishment costs, impacts of currency related items in Venezuela and gains/losses on asset sales.

(2)

Adjustment of adjusted earnings to a normalized 36% tax rate in 2014.  In 2015, the tax rate reflects the reported tax rate, adjusted for pro forma adjustments being tax effected at the respective statutory rate where the item originated.

(3)	Due to rounding, total earnings per share related to special items does not always add to the total adjusted earnings per share.

It should be noted that adjusted income, earnings per share and other adjusted items referred above are financial measures not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP).  The adjusted income, earnings per share and other adjusted items presented above exclude certain special items including restructuring charges, certain business development activities, the overall financial impact of currency related items in Venezuela, debt extinguishment costs and discontinued operations.  We believe this data provides investors with additional information on the underlying operations of the business and enables period-to-period comparability of financial performance.  In addition, these measures are used in the calculation of certain incentive compensation programs for selected employees.

Table 7

Ferro Corporation and Subsidiaries

Supplemental Information

Reconciliation of Segment Net Sales Excluding Precious Metals to Net Sales

and Schedule of Adjusted Gross Profit (unaudited)

(Dollars in thousands)	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014

Performance Coatings	$128,745	$144,900	$404,991	$446,928
Performance Colors and Glass	83,578	91,970	260,940	280,740
Pigments, Powders and Oxides	58,433	27,754	114,873	86,074
Total segment net sales excluding precious metals	270,756	264,624	780,804	813,742
Sales of precious metals	8,609	11,130	29,547	36,956
Total net sales	$279,365	$275,754	$810,351	$850,698

Net sales excluding precious metals	$270,756	$264,624	$780,804	$813,742
Adjusted cost of sales[1]	202,621	202,950	582,578	624,809
Cost of sales from precious metals	(8,609)	(11,130)	(29,547)	(36,956)
Adjusted cost of sales excluding precious metals	194,012	191,820	553,031	587,853
Adjusted gross profit	$76,744	$72,804	$227,773	$225,889
Adjusted gross profit percentage	28.3%	27.5%	29.2%	27.8%

(1)

Primarily includes the adjustment for impacts of currency related items in Venezuela in the nine months ended September 30, 2015 and costs associated with closed sites/product lines in the nine months ended September 30, 2014.

It should be noted that segment net sales excluding precious metals, adjusted cost of sales and adjusted gross profit are financial measures not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP). The sales are presented here to exclude the impact of volatile precious metal raw material costs. The precious metal raw material costs are generally passed through directly to customers with minimal margin. Adjusted gross profit and adjusted cost of sales excludes special items, primarily comprised of certain business development activities, and the overall financial impact of currency related items in Venezuela. We believe this data provides investors with additional useful information on the underlying operations of the business and enables period-to-period comparability of financial performance.

Table 8

Ferro Corporation and Subsidiaries

Supplemental Information

Constant Currency Schedule of Adjusted Operating Profit (unaudited)

	Three months ended
(Dollars in thousands)	September 30,
	2014	Adjusted 2014 (1)	2015	2015 vs Adjusted 2014
Segment net sales excluding precious metals
Performance Coatings	$144,900	$121,770	$128,745	$6,975
Performance Colors and Glass	91,970	81,975	83,578	1,603
Pigments, Powders and Oxides	27,754	26,298	58,433	32,135
Total segment net sales excluding precious metals	$264,624	$230,043	$270,756	$40,713

Segment gross profit
Performance Coatings	$31,198	$26,600	$32,107	$5,507
Performance Colors and Glass	33,945	30,545	31,662	1,117
Pigments, Powders and Oxides	8,285	7,964	13,179	5,215
Other costs of sales	(624)	(615)	80	695
Total gross profit	$72,804	$64,494	$77,028	$12,534

Adjusted gross profit	72,804	64,494	76,744	12,250

Selling, general and administrative expenses	51,716	46,630	48,417	1,787

Adjusted selling, general and administrative expenses	47,510	42,446	43,572	1,126

Operating profit	21,088	17,864	28,611	10,747

Adjusted operating profit	25,294	22,048	33,172	11,124

(1)

Reflects the remeasurement of 2014 reported and adjusted local currency results using 2015 exchange rates, resulting in constant currency comparative figures to 2015 reported and adjusted results.  See Table 5 for pro forma adjustments applicable to the three month comparative periods, respectively.

It should be noted that the adjusted 2014 results is a financial measure not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP).  Adjusted 2014 results is remeasured using the respective 2015 exchange rate.  We believe this data provides investors with additional information on the underlying operations of the business and enables period-to-period comparability of financial performance.

Table 9

Ferro Corporation and Subsidiaries

Supplemental Information

Constant Currency Schedule of Adjusted Operating Profit (unaudited)

	Nine months ended
(Dollars in thousands)	September 30,
	2014	Adjusted 2014 (1)	2015	2015 vs Adjusted 2014
Segment net sales excluding precious metals
Performance Coatings	$446,928	$380,103	$404,991	$24,888
Performance Colors and Glass	280,740	250,969	260,940	9,971
Pigments, Powders and Oxides	86,074	81,394	114,873	33,479
Total segment net sales excluding precious metals	$813,742	$712,466	$780,804	$68,338

Segment gross profit
Performance Coatings	$102,437	$87,969	$96,126	$8,157
Performance Colors and Glass	103,669	93,296	99,540	6,244
Pigments, Powders and Oxides	22,948	22,001	30,325	8,324
Other costs of sales	(2,843)	(2,829)	(688)	2,141
Total gross profit	$226,211	$200,437	$225,303	$24,866

Adjusted gross profit	225,889	200,703	227,773	27,070

Selling, general and administrative expenses	152,345	141,020	150,568	9,548

Adjusted selling, general and administrative expenses	145,695	134,588	139,326	4,738

Operating profit	73,866	59,417	74,735	15,318

Adjusted operating profit	80,194	66,115	88,447	22,332

(1)

Reflects the remeasurement of 2014 reported and adjusted local currency results using 2015 exchange rates, resulting in constant currency comparative figures to 2015 reported and adjusted results.  See Table 6 for pro forma adjustments applicable to the nine month comparative periods, respectively.

It should be noted that the adjusted 2014 results is a financial measure not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP).  Adjusted 2014 results is remeasured using the respective 2015 exchange rate.  We believe this data provides investors with additional information on the underlying operations of the business and enables period-to-period comparability of financial performance.

Table 10

Ferro Corporation and Subsidiaries

Reconciliation of Net Income to Adjusted EBITDA (unaudited)

(Dollars in thousands)	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014

Net (loss) income attributable to Ferro Corporation common shareholders	$(4,059)	$47,465	$13,510	$74,629
Loss (income) from discontinued operations, net of taxes	19,086	(50,124)	28,688	(53,188)
Interest expense	3,877	3,635	10,137	12,819
Income tax expense	3,792	4,680	11,930	12,347
Depreciation and amortization	16,145	9,988	32,877	27,284
Less interest amortization expense and other	(289)	(1,990)	(875)	(2,722)
Cost of sales adjustments	(284)	-	2,470	(322)
SG&A Adjustments	4,845	4,206	11,242	6,650
Restructuring and Impairment	3,844	1,521	5,469	7,829
Other expense adjustments	-	14,352	4,763	19,526
Noncontrolling interest adjustments	-	-	(1,453)	(461)
Adjusted EBITDA	$46,957	$33,733	$118,758	$104,391

Net sales excluding precious metals	$270,756	$264,624	$780,804	$813,742
Adjusted EBITDA as a % of net sales excluding precious metals	17.3%	12.7%	15.2%	12.8%

It should be noted that adjusted EBITDA is a financial measure not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP).  Adjusted EBITDA is net income before the effects of discontinued operations, interest, income taxes, depreciation and amortization, non-recurring adjustments to cost of sales, non-recurring adjustments to SG&A, restructuring and impairment charges, and non-recurring adjustments to miscellaneous income and expense. We believe this data provides investors with additional information on the underlying operations of the business and enables period-to-period comparability of financial performance. In addition, these measures are used in the calculation of certain incentive compensation programs for selected employees.

Table 11

Ferro Corporation and Subsidiaries

Supplemental Information

Return on Invested Capital

For the Rolling Twelve Months Ended (unaudited)

(Dollars in thousands)	September 30,	December 31,
	2015	2014

Gross profit	$284,178	$285,085
Selling, general and administrative expenses	284,985	286,762
Total operating loss	(807)	(1,677)
Pro forma adjustments[1]	108,114	101,624
Adjusted operating profit before tax	107,307	99,947
Less: Tax at pro forma rate[2]	(29,509)	(35,981)
Net operating profit after tax including Vetriceramici and Nubiola	$77,798	$63,966

Vetriceramici and Nubiola NOPAT gain (loss)	5,165	(536)
Net operating profit after tax excluding Vetriceramici and Nubiola	$72,633	$64,502

Equity	312,244	336,016
Equity - discontinued operations	(32,371)	(33,507)
Debt	426,279	312,011
Off balance sheet precious metal leases	23,157	26,535
Postretirement and pension liabilities	154,341	167,772
Environmental liabilities	13,684	14,440
Cash	(69,493)	(140,500)
Invested capital including Vetriceramici and Nubiola	$827,841	$682,767

Return on invested capital including Vetriceramici and Nubiola	9.4%	9.4%

Less: Vetriceramici and Nubiola invested capital	258,702	100,430
Invested capital excluding Vetriceramici and Nubiola	$569,139	$582,337

Return on invested capital excluding Vetriceramici and Nubiola	12.8%	11.1%

(1)

Primarily includes adjustments for the annual remeasurement of our pension and other postretirement benefit plans, certain business development activities, currency related items in Venezuela and costs associated with certain reorganization projects.

(2)

Operating profit is tax effected at 27.5% for the rolling twelve months ended September 30, 2015, as this represents a normalized tax rate reflecting our current mix of business in 2015.  This tax rate deviates from our full year 2015 estimate due to certain discrete items in 2015 that would not be considered normalized, as well as certain tax planning opportunities to be implemented.  The pro forma tax rate in 2014 was 36%.

It should be noted that adjusted operating profit and return on invested capital are financial measures not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP).  Adjusted operating profit is operating profit before the effects of discontinued operations, non-recurring adjustments to cost of sales, and non-recurring adjustments to SG&A. We believe this data provides investors with additional information on the underlying operations of the business and enables period-to-period comparability of financial performance. In addition, these measures are used in the calculation of certain incentive compensation programs for selected employees.